Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2017 diluted EPS of $0.56, increased community count and solid order growth

SCOTTSDALE, Ariz., April 27, 2017 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported its first quarter results for the period ended March 31, 2017.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016	% Chg
Homes closed (units)	1,581	1,488	6%
Home closing revenue	$660,617	$595,617	11%
Average sales price - closings	$418	$400	4%
Home orders (units)	2,135	1,987	7%
Home order value	$892,703	$804,600	11%
Average sales price - orders	$418	$405	3%
Ending backlog (units)	3,181	3,191	—%
Ending backlog value	$1,367,844	$1,346,664	2%
Average sales price - backlog	$430	$422	2%
Earnings before income taxes	$36,769	$28,885	27%
Net earnings	$23,572	$20,969	12%
Diluted EPS	$0.56	$0.50	12%

MANAGEMENT COMMENTS
“We delivered solid earnings, revenue and order growth for the first quarter of 2017, and are on track to achieve our projections for the year,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We closed more homes in the first quarter than we did a year ago, which resulted in an 11% increase in home closing revenue, despite beginning the year with slightly fewer orders in backlog than we had entering 2016. We leveraged that revenue growth by managing overhead expenses to deliver a 27% year-over-year increase in our earnings before taxes."
Mr. Hilton added, "I am pleased with our performance in the first quarter and the progress we are making on the strategic initiatives we have outlined, which are designed to position the company for further growth and earnings expansion. We grew our ending community count by 5% while also increasing our sales pace to generate 7% order growth over last year's first quarter. In addition, we secured approximately 3,600 new lots for future growth, ending the quarter with approximately 31,300 total lots -- the most we’ve had since mid-2007. We also completed our new product library for the East region and began rolling out those plans in our new communities. We believe customers will find them very attractive and are expecting to generate better margins with them as well.
“Strong housing market fundamentals in the U.S. have continued to drive demand in our markets,” added Mr. Hilton. “We have been addressing the increasing demand from entry-level and first-time home buyers by securing more lots and opening communities with affordable homes designed for those buyers, including our LiVE.NOW.™ homes, which are available in a growing number of Meritage communities across the country.
“With a successful first quarter behind us and a positive outlook for continued strong demand through the spring selling season, we remain confident in our projections for 2017, including deliveries of approximately 7,500-7,900 homes and estimated total closing revenue of $3.1-3.3 billion for the year. Though mindful of labor and materials cost pressures, we believe we can maintain gross margins consistent with 2016 while generating a 6-12% increase in pre-tax earnings through a combination of cost management and additional operating leverage with our anticipated revenue growth.”

FIRST QUARTER RESULTS

•
Net earnings of $23.6 million ($0.56 per diluted share) for the first quarter of 2017, compared to prior year net earnings of $21.0 million ($0.50 per diluted share), primarily reflect higher closing revenue and greater overhead leverage, partially offset by lower home closing gross margin and a higher effective tax rate. Earnings before income taxes increased 27% year-over-year.

•
First quarter effective tax rate was 36% in 2017, compared to 27% in 2016. The lower rate in 2016 reflected the significant impact of energy tax credits captured on energy-efficient homes closed in 2016 and prior periods, which Congress has not yet extended for 2017, resulting in a higher assumed effective tax rate this year.

•
Home closing revenue increased 11% on a 6% increase in home closings coupled with a 4% increase in average closing price over the first quarter of 2016. All regions delivered year-over-year increases in home closing revenue, led by 15% growth in the West region (California, Colorado and Arizona), followed by 9% in the Central region (Texas) and 6% in the East region (Florida, Georgia, the Carolinas and Tennessee).

•	Land closing gross profit of $2.5 million, primarily from the sale of one parcel in southern California, also contributed to the year-over-year increase in first quarter net earnings.

•
Home closing gross margin was in line with management's expectations at 16.2% for the first quarter of 2017, compared to 17.4% in the first quarter of 2016. The lower margin reflects increases in land and construction costs, approximately $2.0 million of asset impairments and write-offs, as well as front-end loaded costs associated with opening new communities that are expected to begin generating revenue in the latter half of 2017.

•
Selling, general and administrative expenses were 11.8% of home closing revenue, an improvement of 90 bps from 12.7% in the first quarter of 2016, reflecting successful cost controls and greater leverage of expenses on higher closing volumes and revenue.

•
Total orders for the first quarter increased 7% year-over-year, primarily due to an 8% increase in absorption pace (orders per average number of active communities) of 8.6 in 2017 compared to 8.0 in 2016. Strong order growth of 25% and 17% respectively in the West and Central regions offset a 19% decline in the East region. The decline in the East region reflected fewer average actively selling communities in the first quarter of 2017 than the previous year, as well as the opening of communities late in the quarter, which only minimally contributed to first quarter 2017 orders.

•
A total of 26 new communities were opened during the quarter, approximately half of which opened and recorded their first sale in the final weeks of the quarter. Total active community count increased 5% to 256 at March 31, 2017, from 243 at March 31, 2016.

•
In addition to the 7% increase in orders, a 3% increase in average sales price (ASP) drove an 11% increase in the total value of orders. The increase in order value was led by robust growth in Arizona (+48%), California (+28%) and Texas (+17%), markets where Meritage has opened a large number of communities designed for entry-level and first-time buyers, which have been selling at a higher pace than traditional move-up communities. As a result of the beginning of a shift in those markets to entry level product, ASPs for the first quarter of 2017 were 5% lower in Arizona and 1% lower in Texas, compared to the first quarter of 2016.

BALANCE SHEET

•
Cash and cash equivalents at March 31, 2017, totaled $85.7 million, compared to $131.7 million at December 31, 2016, primarily reflecting $207 million in land and development spending to meet growing demand and position the company for future growth.

•
Real estate assets increased by $90.8 million during the first quarter, ending at $2.51 billion at March 31, 2017, compared to $2.42 billion at December 31, 2016. Approximately $73 million of the increase was for homes under construction or completed, with finished home sites or land under development accounting for most of the remainder of the increase.

•
Meritage ended the first quarter of 2017 with approximately 31,300 total lots owned or under control, compared to approximately 28,400 total lots at March 31, 2016. Approximately two-thirds of the 3,600 newly controlled lots added during the first quarter were in communities planned for entry-level or first-time buyers.

•
Net debt-to-capital ratio at March 31, 2017 was 42.8%, compared to 41.2% at December 31, 2016, reflecting the increased investment of cash into homes and land under development, while remaining well within management’s target range for this key ratio.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 10:00 a.m. Eastern Time (7:00 a.m. in Arizona). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10104520.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available until May 11, 2017, beginning at approximately 12:00 p.m. ET on April 27 on the website noted above, or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10104520.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Homebuilding:
Home closing revenue	$660,617	$595,617
Land closing revenue	12,155	2,149
Total closing revenue	672,772	597,766
Cost of home closings	(553,349)	(492,270)
Cost of land closings	(9,660)	(1,700)
Total cost of closings	(563,009)	(493,970)
Home closing gross profit	107,268	103,347
Land closing gross profit	2,495	449
Total closing gross profit	109,763	103,796
Financial Services:
Revenue	2,944	2,500
Expense	(1,379)	(1,246)
Earnings from financial services unconsolidated entities and other, net	2,725	2,792
Financial services profit	4,290	4,046
Commissions and other sales costs	(48,320)	(46,177)
General and administrative expenses	(29,622)	(29,618)
Earnings/(loss) from other unconsolidated entities, net	373	(157)
Interest expense	(825)	(3,288)
Other income, net	1,110	283
Earnings before income taxes	36,769	28,885
Provision for income taxes	(13,197)	(7,916)
Net earnings	$23,572	$20,969

Earnings per share:
Basic
Earnings per share	$0.59	$0.53
Weighted average shares outstanding	40,178	39,839
Diluted
Earnings per share	$0.56	$0.50
Weighted average shares outstanding	42,808	42,363

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$85,689	$131,702
Other receivables	86,232	70,355
Real estate (1)	2,512,853	2,422,063
Real estate not owned	9,987	—
Deposits on real estate under option or contract	78,526	85,556
Investments in unconsolidated entities	16,928	17,097
Property and equipment, net	32,700	33,202
Deferred tax asset	53,883	53,320
Prepaids, other assets and goodwill	79,749	75,396
Total assets	$2,956,547	$2,888,691
Liabilities:
Accounts payable	$136,804	$140,682
Accrued liabilities	158,666	170,852
Home sale deposits	32,797	28,348
Liabilities related to real estate not owned	8,489	—
Loans payable and other borrowings	75,820	32,195
Senior and convertible senior notes, net	1,095,606	1,095,119
Total liabilities	1,508,182	1,467,196
Stockholders' Equity:
Preferred stock	—	—
Common stock	403	400
Additional paid-in capital	575,801	572,506
Retained earnings	872,161	848,589
Total stockholders’ equity	1,448,365	1,421,495
Total liabilities and stockholders’ equity	$2,956,547	$2,888,691
(1) Real estate – Allocated costs:
Homes under contract under construction	$617,790	$508,927
Unsold homes, completed and under construction	395,841	431,725
Model homes	149,872	147,406
Finished home sites and home sites under development	1,349,350	1,334,005
Total real estate	$2,512,853	$2,422,063

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended March 31,
	2017	2016
Depreciation and amortization	$3,670	$3,402

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$68,196	$61,202
Interest incurred	17,895	17,559
Interest expensed	(825)	(3,288)
Interest amortized to cost of home and land closings	(14,381)	(11,347)
Capitalized interest, end of period	$70,885	$64,126

	March 31, 2017	December 31, 2016
Notes payable and other borrowings	$1,171,426	$1,127,314
Stockholders' equity	1,448,365	1,421,495
Total capital	2,619,791	2,548,809
Debt-to-capital	44.7%	44.2%
Notes payable and other borrowings	$1,171,426	$1,127,314
Less: cash and cash equivalents	$(85,689)	$(131,702)
Net debt	1,085,737	995,612
Stockholders’ equity	1,448,365	1,421,495
Total net capital	$2,534,102	$2,417,107
Net debt-to-capital	42.8%	41.2%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net earnings	$23,572	$20,969
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	3,670	3,402
Stock-based compensation	3,295	4,758
Excess income tax provision from stock-based awards	—	516
Equity in earnings from unconsolidated entities	(3,098)	(2,635)
Distribution of earnings from unconsolidated entities	3,280	3,477
Other	(18)	1,048
Changes in assets and liabilities:
Increase in real estate	(89,222)	(116,035)
Decrease/(increase) in deposits on real estate under option or contract	5,532	(4,046)
Increase in other receivables, prepaids and other assets	(20,162)	(168)
(Decrease)/increase in accounts payable and accrued liabilities	(16,064)	455
Increase in home sale deposits	4,449	6,442
Net cash used in operating activities	(84,766)	(81,817)
Cash flows from investing activities:
Investments in unconsolidated entities	(10)	(63)
Purchases of property and equipment	(3,238)	(3,940)
Proceeds from sales of property and equipment	49	35
Maturities/sales of investments and securities	1,226	645
Payments to purchase investments and securities	(1,226)	(645)
Net cash used in investing activities	(3,199)	(3,968)
Cash flows from financing activities:
Proceeds from Credit Facility, net	45,000	—
Repayment of loans payable and other borrowings	(3,048)	(3,893)
Excess income tax provision from stock-based awards	—	(516)
Proceeds from stock option exercises	—	161
Net cash provided by/(used in) by financing activities	41,952	(4,248)
Net decrease in cash and cash equivalents	(46,013)	(90,033)
Beginning cash and cash equivalents	131,702	262,208
Ending cash and cash equivalents	$85,689	$172,175

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2017		2016
	Homes	Value	Homes	Value
Homes Closed:
Arizona	296	$100,550	217	$74,999
California	210	132,094	207	120,720
Colorado	128	67,360	138	65,327
West Region	634	300,004	562	261,046
Texas	495	174,709	465	159,971
Central Region	495	174,709	465	159,971
Florida	146	65,574	156	63,322
Georgia	55	20,475	65	22,014
North Carolina	131	56,907	118	50,377
South Carolina	73	26,055	67	21,171
Tennessee	47	16,893	55	17,716
East Region	452	185,904	461	174,600
Total	1,581	$660,617	1,488	$595,617
Homes Ordered:
Arizona	403	$133,832	259	$90,180
California	328	193,758	270	151,012
Colorado	143	82,095	169	86,626
West Region	874	409,685	698	327,818
Texas	693	251,773	591	216,065
Central Region	693	251,773	591	216,065
Florida	239	101,560	227	92,594
Georgia	69	22,402	105	35,195
North Carolina	150	66,332	189	77,081
South Carolina	72	25,538	107	34,221
Tennessee	38	15,413	70	21,626
East Region	568	231,245	698	260,717
Total	2,135	$892,703	1,987	$804,600

Order Backlog:
Arizona	551	$194,625	359	$133,087
California	349	215,302	352	214,438
Colorado	288	168,819	363	183,450
West Region	1,188	578,746	1,074	530,975
Texas	1,129	431,798	1,068	406,288
Central Region	1,129	431,798	1,068	406,288
Florida	346	152,440	358	147,278
Georgia	105	35,290	135	46,607
North Carolina	212	96,677	331	138,182
South Carolina	115	40,119	128	43,161
Tennessee	86	32,774	97	34,173
East Region	864	357,300	1,049	409,401
Total	3,181	$1,367,844	3,191	$1,346,664

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended March 31,
	2017		2016
	Ending	Average	Ending	Average
Active Communities:
Arizona	42	42.0	42	41.5
California	29	28.5	24	24.0
Colorado	10	10.0	14	15.0
West Region	81	80.5	80	80.5
Texas	85	82.5	70	71.0
Central Region	85	82.5	70	71.0
Florida	32	29.5	26	27.0
Georgia	17	17.0	18	17.5
North Carolina	18	17.5	24	25.0
South Carolina	15	15.0	16	17.0
Tennessee	8	7.5	9	9.0
East Region	90	86.5	93	95.5
Total	256	249.5	243	247.0

About Meritage Homes Corporation
Meritage Homes is the eighth-largest public homebuilder in the United States, based on homes closed in 2016. Meritage Homes builds and sells single-family homes for entry-level, first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage Homes builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando, Tampa and south Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee; and Atlanta, Georgia.
Meritage Homes has designed and built over 100,000 homes in its 31-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage Homes is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations with respect to future growth and earnings expansion, our strategy and projections with respect to the entry-level and first-time home buyer market, as well as our new East region product library, plans for community count growth in 2017, projected home closings and home closing revenue, home closing gross margins and pre-tax earnings for the full year 2017.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability and cost of finished lots and undeveloped land; changes in interest rates and the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; changes in economic conditions; the ability of our potential buyers to sell their existing homes; cancellation rates; inflation in the cost of materials used to develop communities and construct homes; ; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; competition; construction defect and home warranty claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; enactment of new laws or regulations or our failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations; the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2016 under the caption "Risk Factors," which can be found on our website.